ImmunoGen Announces a Global, Multi-Target License and Option Agreement with Vertex for the Use of ImmunoGen's ADC Technology in the Development of Novel Targeted Conditioning Agents

ImmunoGen to Receive a $15 Million Upfront Payment; Eligible to Receive Up to $337 Million in Potential Option Fees and Milestone Payments Plus Tiered Royalties on a Per Target Basis

Waltham, MA – March 1, 2023 – ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs), today announced a global, multi-target license and option agreement whereby it granted Vertex Pharmaceuticals (Vertex) (NYSE: VRTX) rights to conduct research using ImmunoGen's ADC technology to discover novel targeted conditioning agents for use with gene editing. Following the research period for each target, Vertex will have the option to obtain a worldwide, exclusive license to research, develop, and commercialize conditioning agents employing ImmunoGen's technology for that target. ImmunoGen will retain full rights to the ADC technology for all targets not covered by the Vertex license.

As part of the agreement, Vertex will pay ImmunoGen an upfront payment of $15 million. ImmunoGen is eligible to receive up to $337 million in option exercise fees and development and commercial milestone payments per target. ImmunoGen will be eligible to receive tiered royalties as a percentage of worldwide commercial sales of novel licensed targeted conditioning agents by Vertex. Vertex is responsible for all research, development, and commercialization and related costs.

"Given Vertex's extensive experience discovering and developing transformative medicines for patients with serious diseases, we are thrilled they have chosen to explore ImmunoGen's technology to develop ADCs for transplant conditioning in connection with gene editing," said Michael Vasconcelles, MD, ImmunoGen's Executive Vice President, Research, Development, and Medical Affairs. "This agreement reflects our continued innovation in the ADC space and demonstrates the value of our technology platform and related intellectual property."

"We look forward to evaluating the potential of ImmunoGen's technology to develop a gentler conditioning regimen for use with Vertex's exagamglogene autotemcel (exa-cel), for the potential treatment of sickle cell disease (SCD) and transfusion-dependent beta thalassemia (TDT)" said Mike Cooke, PhD, SVP, Vertex Cell and Genetic Therapies.

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients. By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days. We call this our commitment to TARGET A BETTER NOW™.

Learn more about who we are, what we do, and how we do it at www.immunogen.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These statements include, but are not limited to, ImmunoGen's expectations related to: the potential benefits and results that may be achieved through ImmunoGen's license and option agreement with Vertex; the payment of upfront and future milestones and royalties on future sales, as well as the total potential value of the license and option agreement; and the development and outcome of potential product candidates. Various factors could cause ImmunoGen's actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: Vertex may not pursue the development of product candidates based on ImmunoGen's ADC technology or those efforts may not be successful; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense, and results of preclinical studies, clinical trials, and regulatory processes; risks and uncertainties associated with the scale and duration of the COVID-19 pandemic and the resulting impact on ImmunoGen's industry and business; and other factors as set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2022, the Company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2022, August 1, 2022, and November 4, 2022, and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law.

INVESTOR RELATIONS CONTACT

ImmunoGen

Anabel Chan

781-895-0600

anabel.chan@immunogen.com

MEDIA CONTACTS

ImmunoGen

Courtney O'Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

212-850-5657

robert.stanislaro@fticonsulting.com